Exhibit 99.1

Transcat, Inc.   35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter

•	Total net revenue decreased 2.0% to $25.1 million as increased Service segment revenue partially offset lower Product segment sales
•	Product segment gross and operating margins improved despite lower sales
•	First quarter net income increased 11.1% from the first quarter of the prior fiscal year

ROCHESTER, NY, July 31, 2012 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading distributor of professional grade handheld test,  measurement and control instruments and accredited provider of calibration, repair, inspection and other compliance services, today reported financial results for its first quarter ended June 30, 2012.  Included in reported results are those of Newark Corporation’s calibration services business, which the Company acquired on September 8, 2011.

Fiscal 2013 first quarter net revenue decreased 2.0%, or $0.5 million, to $25.1 million compared with the first quarter of the prior fiscal year as a 3.7% increase in Service segment net revenue partially offset lower Product segment net sales.

Net income was $0.4 million, or $0.05 per diluted share, in the first quarter of fiscal 2013, an increase of 11.1% over net income from the same quarter of the prior fiscal year.

Charles P. Hadeed, President and CEO of Transcat, commented, “The struggling US economy had an impact on our first quarter.  Sales in our Product segment were impacted by a clear reduction in orders in April and May with the decline particularly evident in our industrial customer base.   Service segment growth from acquisitions helped to offset this impact.”

Operating Income Expands Modestly in Fiscal 2013 First Quarter

Operating income for the first quarter of fiscal 2013 was $0.6 million, an increase of 4.2% from the prior fiscal year period.  Operating margin improved 20 basis points to 2.4% in the first quarter of fiscal 2013 compared with 2.2% for the same quarter of the prior fiscal year.  Total operating expenses declined $0.1 million, or 2.0%, to $5.6 million in the first quarter of fiscal 2013, when compared with the prior fiscal year period.  During the first quarter of fiscal 2013, lower year-over-year stock-based compensation expense was partially offset by one-time Service segment sales organization restructuring charges.  As a percentage of net revenue, operating expenses were relatively consistent in both quarters.

During the first quarter of fiscal 2013, Transcat generated $1.2 million of EBITDA (earnings before interest, taxes, depreciation and amortization), unchanged when compared with the same quarter of the prior fiscal year.  See Note 1 on page 3 for a description of this non-GAAP financial measure and page 8 for the EBITDA Reconciliation table.

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 2
July 31, 2012

Product and Service Segment Review

Product Segment:  Represents the Company’s distribution of professional grade handheld test and measurement instruments business (65.2% of total net revenue for the first quarter of fiscal 2013)

Product segment net sales declined 4.8%, or $0.8 million, to $16.4 million in the first quarter of fiscal 2013, primarily due to sluggish economic conditions and compared with unusually strong product sales in the first quarter of fiscal 2012.  Both direct sales to end users and sales to resellers were down in the first quarter of fiscal 2013.

Average Product segment net sales per day were $260 thousand in the first quarter of fiscal 2013, down 3.0% from $268 thousand in the first quarter of fiscal 2012.  Online sales of the Company’s products increased 26.4% to $1.9 million, or 11.9% of Product segment net sales, in the first quarter of fiscal 2013 compared with $1.5 million, or 8.9% of Product segment net sales, in the prior year period.  In spite of the overall sluggish US product market, online product sales have continued to increase at a double-digit rate, as a result of increased online marketing initiatives.

Product segment gross profit in the first quarter of fiscal 2013 declined 1.4% to $4.2 million from $4.3 million in the first quarter of fiscal 2012.  As a percent of net sales, gross profit improved to 25.7% in the fiscal 2013 first quarter compared with 24.8% in the prior year period.  The gross margin expansion was the result of increased cooperative advertising income.

Product segment operating income increased 3.8% to $0.9 million in the first quarter of fiscal 2013, while operating margin was 5.2% and 4.8% of Product segment net sales in the first quarters of fiscal 2013 and 2012, respectively.

Product segment EBITDA was $1.1 million, or 6.6% of Product segment sales in the first quarter of fiscal 2013, compared with $1.1 million, or 6.2% of sales in the prior year period.  See Note 1 on page 3 for a description of this non-GAAP financial measure and page 8 for the EBITDA Reconciliation table.

Service Segment:  Represents the Company’s accredited calibration, repair, inspection and other compliance services business (34.8% of total net revenue for the first quarter of fiscal 2013)

Service segment net revenue increased 3.7%, or $0.3 million, to $8.7 million in the first quarter of fiscal 2013, from the first quarter of the prior fiscal year, this improvement was driven by incremental business from recent acquisitions, partially offset by the loss of $0.3 million in low margin revenue from services that the Company was outsourcing for a customer.  The remainder of the Company’s organic Service segment revenue and volume were essentially flat when compared with the first quarter of fiscal 2012.

Service segment gross profit was $2.0 million in each of the first quarters of both fiscal 2013 and 2012.  Service segment gross margin in the first quarter of fiscal 2013 declined 120 basis points from the same period in the prior fiscal year to 22.9% as a result of revenue growth coming from acquisitions rather than organic sales efforts.  The incremental gross margin on acquired business revenue is typically lower than the incremental gross margin on the Company’s organically generated revenue primarily due to the lower per unit pricing historically charged by smaller, acquired companies.  In the first quarter of fiscal 2013, the Company’s Service segment revenue growth was attributed to revenue from acquired businesses and, therefore, the gross margin declined.

The Service segment had an operating loss of approximately $0.3 million in each of the first quarters of both fiscal 2013 and 2012.  Operating expenses associated with the Service segment in the first quarter of fiscal 2013 were consistent with the first quarter of the prior fiscal year despite approximately $0.2 million in restructuring costs related to the Service segment’s sales organization in fiscal 2013 first quarter.

The Service segment generated $0.1 million in EBITDA in the fiscal 2013 first quarter compared with $0.2 million in the first quarter of fiscal 2012.  As a percentage of Service segment revenue, EBITDA for

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 3
July 31, 2012

the Service segment was 1.0% and 1.9% in the first quarters of fiscal 2013 and 2012, respectively.   See Note 1 below for a description of this non-GAAP financial measure and page 8 for the EBITDA Reconciliation table.

Balance Sheet and Cash Management

Net cash used in operations was $2.1 million in the first quarter of fiscal 2013, compared with $0.6 million used in the first quarter of fiscal 2012.  The year-over-year change was the result of working capital requirements and timing.  Inventory at June 30, 2012 was $7.2 million, up from $6.4 million at the end of fiscal 2012.  The Company’s inventory strategy includes larger purchases of key products from certain manufacturers in an effort to maximize on-hand availability and reduce backorders of those products with long lead times.  As a result, inventory levels from quarter-to-quarter will vary based on the timing of these larger orders in relation to the quarter-end.

Capital expenditures in the first quarter of fiscal 2013 were $0.5 million compared with $0.6 million in the first quarter of fiscal 2012, and were primarily for additional service capabilities.

As of June 30, 2012, the Company had $9.1 million in remaining availability under its $15.0 million revolving credit facility.

Outlook

Mr. Hadeed stated, “Coming off a strong fourth quarter to end fiscal 2012, we experienced a slower than expected start in our first quarter of fiscal 2013.  The sluggish economy clearly impacted both of our business segments. We expect, at least for the near term, for this economic environment to remain unchanged.   We continue to remain optimistic regarding our long term growth expectations.  We expect our Product segment growth rate to be mid-single digits and our Service segment growth rate to be greater than 10%.  Our Service segment remains a priority as we look to leverage our current capabilities and execute on our acquisition strategy to increase our geographic footprint, enhance our service capabilities and deepen our relationships in our targeted industries.  As we acquire additional service businesses, our focus is to increase cash flow and earnings rather than gross margin.  We believe the impact will be more evident in our gross profit dollars and EBITDA than in our gross margin as these businesses typically operate at a lower gross margin, but generate sufficient cash flow to provide a good return on our investment.  In July 2012, we acquired Anacor Compliance Services, Inc.  This acquisition was significant to Transcat as it expands our reach into the targeted life sciences industry.   We expect to generate positive operating income and EBITDA from this acquisition in fiscal 2013.”

NOTE 1
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation, and amortization), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission.  As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.  See the attached EBITDA Reconciliation table on page 8.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services including analytical instrument qualifications, equipment and process validation. Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Throughout

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 4
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its 17 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17012 scopes of accreditation are believed to be among the best in the industry.

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation. Through its distribution products segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test, measurement and control products.

Transcat’s growth strategy is to expand its product and service platform comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery. Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the “generalist” service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email:  jzimmer@transcat.com

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Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 5
July 31, 2012

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June 30,	June 25,
	2012	2011

Product Sales	$16,365	$17,182
Service Revenue	8,732	8,423
Net Revenue	25,097	25,605

Cost of Products Sold	12,155	12,914
Cost of Services Sold	6,735	6,393
Total Cost of Products and Services Sold	18,890	19,307

Gross Profit	6,207	6,298

Selling, Marketing and Warehouse Expenses	3,441	3,626
Administrative Expenses	2,172	2,102
Total Operating Expenses	5,613	5,728

Operating Income	594	570

Interest and Other Expense, net	47	45

Income Before Income Taxes	547	525
Provision for Income Taxes	186	200

Net Income	361	325

Basic Earnings Per Share	$0.05	$0.04
Average Shares Outstanding	7,375	7,277

Diluted Earnings Per Share	$0.05	$0.04
Average Shares Outstanding	7,681	7,608

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 6
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TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	June 30,	March 31,
	2012	2012
ASSETS
Current Assets:
Cash	$44	$32
Accounts Receivable, less allowance for doubtful accounts of $97
and $99 as of June 30, 2012 and March 31, 2012, respectively	11,905	13,800
Other Receivables	1,041	845
Inventory, net	7,224	6,396
Prepaid Expenses and Other Current Assets	1,067	1,064
Deferred Tax Asset	857	1,041
Total Current Assets	22,138	23,178
Property and Equipment, net	5,426	5,306
Goodwill	13,384	13,390
Intangible Assets, net	2,265	2,449
Deferred Tax Asset	315	-
Other Assets	849	654
Total Assets	$44,377	$44,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$6,248	$7,516
Accrued Compensation and Other Liabilities	2,873	5,171
Income Taxes Payable	219	366
Total Current Liabilities	9,340	13,053
Long-Term Debt	5,852	3,365
Deferred Tax Liability	-	139
Other Liabilities	1,382	1,042
Total Liabilities	16,574	17,599

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
7,905,461 and 7,840,994 shares issued as of June 30, 2012 and
March 31, 2012, respectively; 7,406,679 and 7,341,007 shares
outstanding as of June 30, 2012 and March 31, 2012, respectively	3,953	3,920
Capital in Excess of Par Value	10,932	10,810
Accumulated Other Comprehensive Income	357	448
Retained Earnings	14,755	14,394
Less: Treasury Stock, at cost, 498,782 shares	(2,194)	(2,194)
Total Shareholders' Equity	27,803	27,378
Total Liabilities and Shareholders' Equity	$44,377	$44,977

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 7
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
	(Unaudited)
	First Quarter Ended
	June 30,	June 25,
	2012	2011
Cash Flows from Operating Activities:
Net Income	$361	$325
Adjustments to Reconcile Net Income to Net Cash
Used in Operating Activities:
Deferred Income Taxes	(218)	(8)
Depreciation and Amortization	600	670
Provision for Accounts Receivable and Inventory Reserves	70	66
Stock-Based Compensation Expense	75	258
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,662	(297)
Inventory	(808)	(1,028)
Prepaid Expenses and Other Assets	(346)	(163)
Accounts Payable	(1,254)	213
Accrued Compensation and Other Liabilities	(2,089)	(543)
Income Taxes Payable	(147)	(58)
Net Cash Used in Operating Activities	(2,094)	(565)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(453)	(610)
Business Acquisition	-	(125)
Net Cash Used in Investing Activities	(453)	(735)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	2,487	1,296
Payments on Other Debt Obligations	-	(6)
Payments of Contingent Consideration	(14)	(58)
Issuance of Common Stock	80	70
Excess Tax Benefits Related to Stock-Based Compensation	-	6
Net Cash Provided by Financing Activities	2,553	1,308

Effect of Exchange Rate Changes on Cash	6	2

Net Increase in Cash	12	10
Cash at Beginning of Period	32	32
Cash at End of Period	$44	$42

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 8
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TRANSCAT, INC.
Fiscal Year 2013 and Fiscal Year 2012
Additional Information

EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

EBITDA By Segment Reconciliation

	FY 2013 First Quarter			FY 2012 First Quarter
	Total	Product	Service	Total	Product	Service
Net Income (Loss)	$361	$557	$(196)	$325	$505	(180)

+ Interest	21	0	21	28	0	28
+ Taxes	186	287	(101)	200	310	(110)
+ Depreciation & Amortization	600	241	359	670	246	424

EBITDA	$1,168	$1,085	$83	$1,223	$1,061	162

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 9
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TRANSCAT, INC.
Fiscal 2013 First Quarter
Additional Information

Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended June 30, 2012	Quarter ended June 25, 2011	$ Change	% Change

Products
Net sales	$16,365	$17,182	$(817)	(4.8%)

Gross profit	4,210	4,268	(58)	(1.4%)
Margin	25.7%	24.8%

Operating income	852	821	31	3.8%
Margin	5.2%	4.8%

Services
Net revenue	$8,732	$8,423	$309	3.7%

Gross profit	1,997	2,030	(33)	(1.6%)
Margin	22.9%	24.1%

Operating Loss	(258)	(251)	(7)	(2.8%)
Margin	(3.0%)	(3.0%)

Consolidated
Net revenue	$25,097	$25,605	$(508)	(2.0%)

Gross profit	6,207	6,298	(91)	(1.4%)
Margin	24.7%	24.6%

Operating income	594	570	24	4.2%
Margin	2.4%	2.2%

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Transcat, Inc.
Additional Information

PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2013
	Q1	Q2	Q3	Q4	FY 2013 YTD
Number of business days	63				63
Total product sales	$16,365				$16,365
Sales per day	$260				$260

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total
Number of business days	64	63	63	68	258
Total product sales	$17,182	$16,969	$19,382	$20,081	$73,614
Sales per day	$268	$269	$308	$295	$285

PRODUCT SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2013
	Q1	Q2	Q3	Q4	FY 2013 YTD	% of Total
United States	$14,095				$14,095	86.1%
Canada	1,422				1,422	8.7%
Other International	595				595	3.6%
Freight Billed to Customers	253				253	1.6%
Total	$16,365				$16,365

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total	% of Total
United States	$14,979	$14,943	$16,967	$17,668	$64,557	87.7%
Canada	1,258	1,249	1,433	1,358	5,298	7.2%
Other International	689	531	700	740	2,660	3.6%
Freight Billed to Customers	256	246	282	315	1,099	1.5%
Total	$17,182	$16,969	$19,382	$20,081	$73,614

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Transcat Reports 4% Increase in Operating Income for Fiscal 2013 First Quarter	Page 11
July 31, 2012

SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2013
	Q1	Q2	Q3	Q4	FY 2013 YTD	% of Total
Depot/On-site	$6,908				$6,908	79.1%
Outsourced	1,597				1,597	18.3%
Freight Billed to Customers	227				227	2.6%
Total Service Revenue	$8,732				$8,732

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total	% of Total
Depot/On-site	$6,542	$6,490	$7,069	$8,608	$28,709	78.9%
Outsourced	1,673	1,520	1,791	1,788	6,772	18.6%
Freight Billed to Customers	208	204	218	295	925	2.5%
Total Service Revenue	$8,423	$8,214	$9,078	$10,691	$36,406

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